UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): January 27, 2008
Enstar Group Limited
(Exact name of registrant as specified in its charter)

Bermuda	001-33289	N/A

(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box HM 2267, Windsor Place, 3rd Floor, 18 Queen Street Hamilton HM JX Bermuda	N/A

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (441) 292-3645
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.   Termination of a Material Definitive Agreement.
     On April 15, 2007, Enstar Group Limited (the “Company”) entered into a Third Party Equity Commitment Letter (the “Commitment Letter”) with J.C. Flowers II L.P. (the “Flowers Fund”). The Commitment Letter provided for the Company to contribute up to an aggregate of $200 million to one or more co-investment vehicles that would be created to participate alongside the Flowers Fund and certain other investors in the proposed acquisition of SLM Corporation, commonly known as Sallie Mae.
     On January 27, 2008, Company received notice from J.C. Flowers & Co. LLC that the merger agreement related to the acquisition of SLM Corporation had been terminated. Accordingly, the Commitment Letter has been terminated in accordance with its terms and the Company has no further obligations thereunder.
     J.C. Flowers II L.P. is a private investment fund for which JCF Associates II L.P. is the general partner and J.C. Flowers & Co. LLC is the investment advisor. JCF Associates II L.P. and J.C. Flowers & Co. LLC are controlled by J. Christopher Flowers, a director and one of the largest shareholders of the Company. In addition, John J. Oros, a director and Executive Chairman of the Company, is a Managing Director of J.C. Flowers & Co. LLC.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENSTAR GROUP LIMITED
Date: January 31, 2008	By:	/s/ Richard J. Harris
Richard J. Harris
Chief Financial Officer